Exhibit 99.1

July 17, 2020

VIA FEDERAL EXPRESS AND FACSIMILE

Yunhong CTI Ltd. (f/k/a CTI Industries Corporation)

22160 N. Pepper Road

Barrington, Illinois 60010

Attention: Stephen M. Merrick

Facsimile: (847) 382-1219

NOTICE OF DEFAULT AND RESERVATION OF RIGHTS

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Revolving Credit, Term Loan and Security Agreement, dated as of December 14, 2017 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among Yunhong CTI Ltd. (f/k/a CTI Industries Corporation), an Illinois corporation ("Borrower"), each other Credit Party party thereto from time to time, the financial institutions which are now or which hereafter become a party thereto (collectively, the "Lenders") and PNC Bank, National Association ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent"), (ii) that certain Limited Waiver, Consent, Amendment No. 5 and Forbearance Agreement dated as of January 3, 2020 (the "Forbearance Agreement") among Borrower, the other Credit Parties party thereto, and Agent, and (iii) that certain Notice of Default and Reservation of Rights date as of June 15, 2020, and sent by Agent to Borrower on June 15, 2020 (the "June Default Notice"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

As Borrower is aware, the Cumulative Defaults (as defined in the June Default Notice) have occurred and are continuing. As a result of the occurrence and continuance of the Cumulative Defaults, Agent and Lenders are entitled to exercise immediately all of their rights and remedies under the Loan Agreement, the Other Documents and applicable law, including, without limitation, ceasing to make further Advances and declaring all Obligations to be immediately due and payable in accordance with the Loan Agreement and the Other Documents. Notwithstanding the occurrence and continuance of the Cumulative Defaults, Agent and Lenders have made certain Advances to Borrower, in their sole and absolute discretion (each such Advance made prior to the date hereof and any future Advances that Agent and Lenders may make, in their sole and absolute discretion, notwithstanding the Cumulative Defaults, the "Discretionary Advances") at Borrower's request. Agent's and Lenders' willingness to make such Discretionary Advances to date has been, in part, based on repeated assurances by the Borrower that the Purchasers (as defined in the Forbearance Agreement) intended to make equity contributions to the Borrower to address the Borrower's liquidity needs and facilitate the Borrower's planned relocation of its facility and operations to Mexico and Texas.

Agent's and Lenders' willingness to consider making future Discretionary Advances is conditioned upon Borrower delivering to Agent, together with any Advance request, on a daily basis, a written certification (which may be by email) by Borrower's chief financial officer that the payments identified in such written certification to be made with such requested Advance are expenses critical to preserving the value of the Collateral. Borrower is hereby further advised that unless Borrower provides evidence to Agent of a third-party commitment for an equity funding in an amount not less than $3,000,000 on or before July 31, 2020 that is in form and substance acceptable to Agent, Agent's and Lenders' willingness to consider making any further Discretionary Advances will be reevaluated. Further, Agent requests that Borrower start preparing a wind down plan so that Borrower is prepared to maximize the value of its assets and businesses in the event that Borrower the above reference equity raise is not promptly completed. For the avoidance of doubt, however, notwithstanding anything to the contrary herein, any further Discretionary Advances will be in the Agent's and Lenders' sole and absolute discretion, and the making of any such Discretionary Advance shall not obligate any Lender to make any other Discretionary Advance to Borrowers at any time.

Agent and Lenders have not waived and are not by this letter waiving, any Events of Default (including the Cumulative Defaults) which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Cumulative Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any rights or remedies concerning any Events of Default occurring at any time.  Agent and Lenders reserve the right, in their sole discretion, to exercise at any time any or all of their rights and remedies under the Loan Agreement and the Other Documents as a result of the Cumulative Defaults or any other Events of Default occurring at any time. Agent and Lenders have not waived any of such rights or remedies, and nothing herein, and no delay in exercising any such rights or remedies, should be construed as a waiver or modification of any such rights or remedies. Agent and Lenders expect Borrower to strictly comply at all times with the terms and provisions of the Loan Agreement and the Other Documents, including all provisions thereof that restrict the rights of Borrower to take certain actions once an Event of Default has occurred. Nothing herein shall affect Agent's or any Lenders' right to declare additional Events of Default, including any Events of Default that may have arisen prior to the Cumulative Defaults, for purposes of exercising its rights and remedies against Borrower or any other party, and Agent and Lenders reserve the right to exercise their other rights and remedies at any time without further notice as a result of the Cumulative Defaults.

Sincerely,

cc:	Harold D. Israel (via email)
Danielle Wildern Juhle (via email)